Filed pursuant to Rule 424(b)(7)
Registration No. 333-117229

Prospectus Supplement to

Prospectus dated October 7, 2004

HOST HOTELS & RESORTS, INC.

31,255,350 Shares of Common Stock

This prospectus supplement relates to 31,255,350 shares of our common stock that may be offered for resale by the persons or entities listed herein who may become stockholders of ours upon issuance of shares of common stock upon exchange of 3.25% Exchangeable Senior Debentures due April 15, 2024 of Host Hotels & Resorts, L.P. (of which we are the sole general partner and in which we own 96% of the partnership interests). Host Hotels & Resorts, L.P. issued the debentures in a private offering on March 16, 2004. This prospectus supplement also relates to an indeterminate number of additional shares of our common stock that may be issued from time to time upon exchange of the debentures as a result of exchange rate adjustments under the terms of the debentures.

The selling stockholders named in this prospectus supplement, or in supplements hereto, may sell all or a portion of the common stock, from time to time, in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for our common stock or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. In addition, the selling stockholders may offer the common stock from time to time through ordinary brokerage transactions on the New York Stock Exchange. See “Plan of Distribution” in the prospectus dated October 7, 2004 for additional information on the methods of sale.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supercedes the information contained in the prospectus.

No securities are being offered or sold by us pursuant to this prospectus supplement. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

Our common stock is traded on the New York Stock Exchange under the symbol “HST”. On September 9, 2008, the last reported sale price of our common stock was $14.88 per share.

Our principal executive offices are located at 6903 Rockledge Drive, Suite 1500, Bethesda, Maryland, 20817. Our phone number is (240) 744-1000.

Investing in the offered securities involves risks. See “Risk Factors” beginning on page 2 of the prospectus dated October 7, 2004.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the offered securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 10, 2008.

SELLING STOCKHOLDERS

The table below supplements or amends the table of stockholders contained on pages 33 through 34 of the Prospectus dated October 7, 2004. Where the name of a selling stockholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling stockholder supersedes the information in the Prospectus. Currently there is outstanding $500,000,000 aggregate principal amount of Host Hotels & Resorts, L.P. debentures. We may issue the offered shares of common stock to the selling stockholders if, and to the extent, that they exchange their debentures for shares of common stock. The following table provides information regarding the selling stockholders and the number of shares of common stock they are offering for resale.

Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. Because the selling stockholders may offer, pursuant to this prospectus, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the selling stockholder upon consummation of any sales. In addition, the selling stockholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act, some or all of their debentures or common stock since the date as of which such information was provided to us. The percentage ownership data is based on 519,057,652 shares of our common stock issued and outstanding as of August 31, 2008.

Unless otherwise set forth below, no selling stockholder has had any material relationship with us or any of our affiliates within the past three years, other than as a stockholder.

We have prepared the table based on information given to us by, or on behalf of, the selling stockholders on or before September 10, 2008. Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

Name	Number of Shares Beneficially Owned Before Offering (1)	Number of Shares Being Offered for Resale (2)(3)	Percentage of Common Stock Outstanding (4)
Absolute Strategies Fund - Forum Funds Trust	62,511	62,511	*
Alabama Childrens Hospital Foundation	6,251	6,251	*
ATSF - Transamerica Convertible Securities	406,320	406,320	*
Aventis Pension Master Trust	20,003	20,003	*
Bank of America Pension Plan†	337,558	337,558	*
Barclays Global Investors Diversified Alpha Plus Funds†	48,133	48,133	*
Barnet Partners Ltd.	872,649	872,649	*
Bear, Stearns & Co. Inc.†	187,532	187,532	*
BNP Paribas Equity Strategies, SNC	233,040	233,040	*
Boilermakers - Blacksmith Pension Trust	68,762	68,762	*
Calamos Growth & Income Fund - Calamos Investment Trust	3,750,642	3,750,642	*
Calamos Growth & Income Portfolio - Calamos Advisors Trust	26,254	26,254	*
Calamos Strategic Total Return Fund	271,922	271,922	*
CC Convertible Arbitrage, Ltd.	218,787	218,787	*
CEMEX Pension Plan	10,314	10,314	*
CGNU Life Fund	78,138	78,138	*
Citigroup Global Markets Inc.†	640,735	640,735	*
City of Knoxville Pension System	10,627	10,627	*
CNH CA Master Account, L.P.	31,255	31,255	*
Commercial Union Life Fund	96,892	96,892	*
Convertible Securities Fund	5,001	5,001	*
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	195,471	195,471	*
Credit Suisse Securities (USA) LLC†	156,277	156,277	*
CSS, L.L.C.	125,021	125,021	*
D.E. Shaw/Valence Portfolios, L.L.C.	2,844,237	2,844,237	*
Deep Rocks & Co.	237,541	237,541	*
Delta Airlines Master Trust	88,453	88,453	*
Delta Pilots Disability and Survivorship Trust	14,065	14,065	*
DKR SoundShore Strategic Holding Fund Ltd.	125,021	125,021	*
Dorinco Reinsurance Company	62,511	62,511	*
Ellington Overseas Partners, Ltd	625,107	625,107	*
Equity Overlay Fund	212,536	212,536	*
Forest Fulcrum Fund LP	44,758	44,758	*
Forest Global Convertible Fund, Ltd., Class A-5	518,026	518,026	*
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio	18,566	18,566	*
FrontPoint Convertible Arbitrage Fund, L.P.	187,532	187,532	*
Geode U.S. Convertible Arbitrage Fund, a segregated account of Geode Capital Master Fund Ltd.	187,532	187,532	*
Goldman Sachs & Co.†	395,193	395,193	*
Grace Convertible Arbitrage Fund, Ltd.	281,298	281,298	*
Guggenheim Portfolio Company XXXI, LLC	416,321	416,321	*
HFR CA Global Opportunity Master Trust	137,086	137,086	*
HFR CA Select Fund	62,511	62,511	*
HFR RVA Select Performance Master Trust	57,822	57,822	*
HFR RVA Combined Master Trust	210,161	210,161	*

Highbridge Convertible Arbitrage Master Fund LP	643,860	643,860	*
Highbridge International LLC	75,013	75,013	*
IDEX - Transamerica Convertible Securities Fund	250,043	250,043	*
Institutional Benchmarks Management Fund c/o Quattro Fund	42,195	42,195	*
Institutional Benchmarks Master Fund, Ltd.	125,021	125,021	*
Jefferies and Company, Inc.	15,003	15,003	*
JMG Capital Partners, LP	125,021	125,021	*
JMG Triton Offshore, Ltd.	125,021	125,021	*
John Deere Pension Trust	268,796	268,796	*
J.P. Morgan Securities Inc.†	133,523	133,523	*
KBC Convertibles MAC 28 Limited	187,532	187,532	*
KBC Diversified Fund, a segregated portfolio of KBC Diversified Fund, SPC	375,064	375,064	*
KBC Financial Products USA Inc.	906,405	906,405	*
Knoxville Utilities Board Retirement System	10,314	10,314	*
LDG Limited	9,814	9,814	*
Lexington Vantage Fund c/o TQA Investors, LLC	2,188	2,188	*
LLT Limited	32,943	32,943	*
Louisiana CCRF	20,629	20,629	*
Lyxor/Convertible Arbitrage Fund Limited	39,882	39,882	*
Lyxor/Forest Fund Limited	895,653	895,653	*
Lyxor/Mohican Convertible Arbitrage Fund Limited	250,043	250,043	*
Lyxor/Zola Fund Ltd.	15,628	15,628	*
Macomb County Employees’ Retirement System	23,442	23,442	*
McMahan Securities Co. L.P.	62,511	62,511	*
Melody IAM LTD	50,009	50,009	*
MFS Total Return Fund A Series of MFS Series Trust IV	237,541	237,541	*
MFS Total Return Fund A Series of Series Trust V	362,562	362,562	*
Mohican VCA Master Fund, Ltd.	218,787	218,787	*
Morgan Stanley Convertible Securities Trust	156,277	156,277	*
Nations Convertible Securities Fund	1,065,182	1,065,182	*
Northern Income Equity Fund	31,255	31,255	*
Norwich Union Life & Pensions	137,524	137,524	*
Oakwood Assurance Company Ltd.	2,188	2,188	*
Oakwood Healthcare Inc. Pension	11,627	11,627	*
Oakwood Healthcare Inc.—OHP	625	625	*
Oakwood Healthcare Inc. Endowment / A&D	313	313	*
Oakwood Healthcare Inc. Funded Depreciation	3,126	3,126	*
Oakwood Healthcare Inc. Professional Liability	500	500	*
Oakwood Healthcare Inc. Working Capital	1,563	1,563	*
Old Lane Cayman Master Fund LP	432,074	432,074	*
Old Lane HMA Master Fund LP	148,400	148,400	*
Old Lane U.S. Master Fund LP	372,814	372,814	*
Oppenheimer Convertible Securities Fund	312,554	312,554	*
Peoples Benefit Life Insurance Company Teamsters	1,547,140	1,547,140	*
Polaris Vega Fund L.P.	253,168	253,168	*
Port Authority of Allegheny County Consolidated Trust Fund	3,438	3,438	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	18,753	18,753	*
PIMCO Convertible Fund	23,442	23,442	*
Redbourn Partners Ltd.	1,584,646	1,584,646	*
Redbrick Capital Master Fund, LTD	625,107	625,107	*
Retail Clerks Pension Trust I	175,030	175,030	*
Retail Clerks Pension Trust II	215,662	215,662	*
Rhythm Fund, Ltd.	375,064	375,064	*
RMF Umbrella SICAV	1,563	1,563	*
S.A.C. Arbitrage Fund, LLC	1,183,890	1,183,890	*
S.A.C. Capital Associates, LLC	273,943	250,043	*
San Diego County Employees Retirement Association	187,532	187,532	*
SCI Endowment Care Common Trust Fund - Regions Bank	6,251	6,251	*
SCI Endowment Care Common Trust Fund - Suntrust Bank	3,438	3,438	*
SCI Endowment Care Common Trust Fund - US Bank, N.A.	1,563	1,563	*
SG Americas Securities, LLC†	318,492	318,492	*
Singlehedge US Convertible Arbitrage Fund	61,823	61,823	*
Sphinx Convertible Arbitrage SPC	40,132	40,132	*
Sphinx Fund c/o TQA Investors, LLC	6,689	6,689	*
St. Albans Partners Ltd.	500,086	500,086	*
St. Paul Travelers Companies, Inc—Commercial Lines	53,197	53,197	*
Stonebridge Life Insurance	62,511	62,511	*
Sturgeon Limited	48,008	48,008	*
Sunrise Partners Limited Partnership	690,915	528,215	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of Penn Series Funds, Inc.	353,811	353,811	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of T. Rowe Price Capital Appreciation Fund, Inc.	1,919,078	1,919,078	*
T. Rowe Price Associates, Inc. as investment adviser on behalf of ING Investors Trust	790,135	790,135	*
Tamalpais Asset Management	468,830	468,830	*
The Cockrell Foundation	5,313	5,313	*
The Dow Chemical Company Employees’ Retirement Plan	106,268	106,268	*
Thrivenet Financial for Lutherans	218,787	218,787	*
Transamerican Accidental Life	62,511	62,511	*
Transamerican Life Insurance and Annuities Corp	375,064	375,064	*
UBS Securities LLC†	1,250,214	1,250,214	*
Union Carbide Retirement Account	31,255	31,255	*
Union Pacific Master Retirement Trust	125,021	125,021	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	5,626	5,626	*

Univar USA Inc.	25,004	25,004	*
US Bank FBO Essentia Health System	15,315	15,315	*
Van Kampen Harbor Fund	206,285	206,285	*
Whitebox Convertible Arbitrage Partners L.P.	3,948,301	3,948,301	*
Whitebox Convertible Arbitrage Beta Master Fund L.P.	376,627	376,627	*
Xavex Convertible Arbitrage 4 Fund	11,064	11,064	*
Xavex – Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	28,130	28,130	*
Yield Strategies Fund I, L.P.	756,379	756,379	*
Yield Strategies Fund II, L.P.	475,081	475,081	*
Zola Partners, L.P.	15,628	15,628	*
Zurich Institutional Benchmarks Master Fund Ltd.	56,010	56,010	*
Zurich Institutional Bench Marks Master Fund Ltd. c/o TQA Investors, LLC	20,253	20,253	*
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (5)	—	—	*

Total (3)		42,425,199

†	We have ongoing relationships with certain of these selling stockholders or their affiliates including through their participation as lenders under our amended and restated credit facility; their provision of commercial banking services, including mortgage loans and the provision of cash management services; their participation with us in interest swap agreements and other hedging instruments; or through their acting as underwriters for issuances of our senior notes and equity securities.
*	Less than one percent of the common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon the exchange of debentures assuming an exchange rate of 62.5107 common shares for each $1,000 principal amount of debentures and a cash payment in lieu of any fractional shares. The exchange rate is subject to adjustment pursuant to the terms of the debentures.
(2)	Assumes the selling stockholder sells all of the common stock being offered by this prospectus.
(3)	Amounts may be in excess of the total amount registered due to sales or transfers of debentures or common stock by selling stockholders since the date as of which information was provided to us.
(4)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 519,057,652 shares outstanding on August 31, 2008. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon exchange of the holder’s debentures. However, we did not assume exchange of any of other holder’s debentures.
(5)	We will identify additional selling stockholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities.

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